                                                                    Exhibit 10.6

                                      MRA
                        MUSKET RESEARCH ASSOCIATES INC.


                                 CONFIDENTIAL
                                 ------------
JUNE 6, 1996

Stuart D. Edwards
President and CEO
Somnus Medical Technologies, Inc.
995 Benicia Avenue
Sunnyvale, CA 94086

Dear Stu:

Musket Research Associates, Inc. (MRA) would like to be retained as a nonexclusive finder/advisor in connection with the proposed private placement of Series B Convertible Preferred Somnus Medical Technologies, Inc. ("Somnus"), or any financing for Somnus which arises out of that effort. The specific services to be provided by MRA and fees to be received will be:

1. MRA shall (i) analyze the financial performance and projections of the Company and assist in determining an appropriate valuation range for the new equity capital; (ii) assist in the development of presentation materials for investor solicitations.

2. (a) Contact qualified investors and, if acceptable to you or your representative, send the necessary documents ourselves or through your office. Documents sent by you at our request should be accompanied by a cover letter and/or a business card from MRA, or, if these are not available, a specific reference to our introduction. After appropriate screening, set up and accompany you to meetings with interested parties as often as scheduling allows. Manage ongoing discussions and coordinate the closings with the investors solicited, or caused to be solicited by MRA.

   (b) MRA acknowledges that the offering will be made pursuant to the private offering exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, and that Somnus securities are to be sold only to "accredited investors" (as defined in the SEC's Regulation D) who also satisfy any applicable securities law. Before each closing, Somnus will validate these "accredited investors" via the traditional suitability questionnaire, copies of which will be provided to MRA.

   (c) Prior to sending any descriptive materials to potential investors, MRA will provide to Somnus a list of these investors so that Somnus can make the appropriate securities law filings, if any, in such jurisdictions. MRA will send materials previously approved by Somnus when cleared to do so by an Somnus representative and will not be responsible for assuring that such jurisdictional filings have been made beforehand. MRA will not make any general solicitation in connection with the financing and will conduct its obligations hereunder in a manner consistent with the requirements of Rule 506.

                                                                  CONFIDENTIAL

   (d) The potential investors contacted by MRA are subject to acceptance by Somnus in its sole and absolute discretion, and Somnus is under no obligation to sell any of its capital stock to such parties. MRA shall be deemed an independent contractor and shall have no right, power or authority to create any obligations on behalf of Somnus.

3. (a) Somnus agrees to pay MRA finder's fees of 7% of the aggregate proceeds received by Somnus from the sale of Series B Preferred Stock, or any other debt or equity instrument arising out of this financing effort, to parties solicited by or cause to be solicited by MRA ("MRA Contacts"). MRA Contacts will be determined by the mailings made directly by MRA, at its request, or at the request of these solicited parties. MRA Contacts will be listed on Schedule A of this contract and will be updated as new mailings are authorized.

   (b) Schedule A investors will specifically exclude (i) current Somnus investors, and (ii) parties being actively solicited directly by Somnus or one of its representatives, not previously contacted by MRA and approved by the Company as a Schedule A investor. A complete listing of these two exclusion groups will be provided to MRA by Somnus as soon as possible but not later than the time of signing of this contract and will be attached hereto as Schedule B. Somnus is authorized to and will update MRA periodically as to any additions it has made to Schedule B. At Somnus's sole discretion, it may authorize a switch of an investor listed on Schedule B to Schedule A, carrying with it the obligation to pay the fees outlined in Section 3(a) above.

4. The Company will inform MRA immediately if it engages any additional finders on this financing, including at such notice a complete description of any fee agreement with such additional finder. If the Company agrees to pay fees in excess of those stated above, the fees payable to MRA will increase to the same level, at the sole discretion of MRA.

5. MRA will receive consideration for a similar finder's agreement in the event of future private financings by Somnus. If MRA is not invited to participate in
          -------
such financings as a finder, MRA will still be entitled to receive fees from Somnus amounting to 3% of the aggregate funds invested in or loaned to Somnus by investors MRA brought into the current financing (and compensated for as per Section 3 above) for a period of two years after the final closing of the current financing.

6. MRA will be allowed, in its sole discretion, to substitute not less than 25% of the cash fees owed to it by Somnus, as per Sections 3, 4, and 5 above, for equity or debt instruments in Somnus, in whatever form and at whatever value as was paid by the investors contacted by MRA shall be bound by similar terms and conditions as such investors and provided further that such issuance to MRA shall comply with applicable state securities laws and shall not preclude Somnus's reliance on Rule 506 with respect to the financing. MRA hereby represents that it is an "accredited investor" for purposes of Regulation D. All payments due to MRA will be made will be made within 10 days of the closing of the financing for which they are payable. Cash or equity will be made out directly to Musket Research Associates, Inc. unless otherwise specified.

                                                                    CONFIDENTIAL




7. Whether or not the financing contemplated herein is consummated, the Company will reimburse MRA for its reasonable out-of-pocket expenses incurred from this financing, provided such expenses have been approved in advance by Somnus, such approval to not be unreasonably withheld. An initial nonrefundable payment of $10,000 as an advance against these expenses will be paid to MRA upon the execution of this contract. Somnus-approved expenses incurred by MRA prior to closing will be submitted for reimbursement by Somnus and should be paid within two weeks of receipt.

8. Investors for which MRA is compensated as per Sections 3, 4, and 5 above will be listed on Schedule C of this contract. For each one percent of the shares actually sold in the Company's IPO that are purchased by investors or parties or directly affiliated with the investors listed on Schedule C, MRA will be granted 1000 options or warrants to purchase Somnus common stock at a price equivalent to the actual IPO price. Such options or warrants will expire 5
(five) years after grant and carry antidilution provisions and piggyback registration rights.

9. This engagement may be terminated by Somnus or MRA at any time without cause, upon written notice to that effect by the other party. However, MRA shall be entitled to success fees, as described in Sections 3, 4 and 5 above, in the event that, at any time prior to the expiration of two years after termination of this agreement, a financing, loan, credit facility, or other investment is consummated by Somnus with an investor listed on Schedule A at the time of termination. Section 8 will have no termination clauses or expiration will have no termination clauses or expiration dates.

10. The company agrees to indemnify MRA under the terms set forth in Exhibit 1, which is included herein by reference.

Sincerely,

/s/David B. Musket
--------------------
David B. Musket
President
Musket Research Associates


Agreed and Accepted:

/s/Stuart D. Edwards
------------------------------------------
Stuart D. Edwards                  Date
President and Chief Executive Officer
Somnus Medical Technologies, Inc.

                                                                    CONFIDENTIAL


                                   EXHIBIT 1
                                   ---------

SOMNUS MEDICAL TECHNOLOGIES, INC. ("SOMNUS") agrees to indemnify and hold harmless Musket Research Associates, Inc. ("MRA") and each of MRA's officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act 1934, as amended, and Section 15 of the Securities Act of 1933, as amended)(each of the foregoing, including MRA, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements for counsel), actions (including shareholder derivative actions), proceedings, investigations (whether formal or informal, or in tort, contract or otherwise), inquiries or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of MRA's engagement hereunder (including conduct prior to the date hereof) or any Indemnified Person's role therein including, without limitation, any liabilities relating to or arising out of the engagement by SOMNUS of any other financial advisor or investment banker: provided,
                                                               --------
however, that SOMNUS shall not be liable under this paragraph to the extent that
-------
it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted from the willful misconduct or gross negligence of the Indemnified Person seeking indemnification. In connection with SOMNUS' obligation to indemnify for expenses as set forth above, SOMNUS further agrees to advance or reimburse each Indemnified Person for such expenses (including reasonable fees for counsel) as they are incurred by such Indemnified Person: provided, however, that if any Indemnified Person is reimbursed hereunder for
-----------------
any expenses, such reimbursement of expenses shall be refunded by the Indemnified Person who received such expenses to the extent it is finally judicially determined by a court of competent jurisdiction that the Liabilities in question resulted from the willful misconduct or gross negligence of such Indemnified Person.

MRA confirms that it shall have due regard to any reasonable request which SOMNUS may make in relation to the defense of any claim subject to SOMNUS indemnifying and securing MRA, in a manner satisfactory to MRA against any and all reasonable costs, charges, and expenses incurred by it in complying with any such request.

If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect to any Liabilities (other than as a consequence of a final judicial determination by such a court of willful misconduct or gross negligence of such Indemnified Person), then SOMNUS agrees, in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by SOMNUS on the one hand and by such Indemnified Person on the other from the transaction in connection with which MRA has been engaged, or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause
(i) but also the relative fault of SOMNUS and of such Indemnified Person: provided, however, that in no event shall the aggregate amount contributed by
-----------------
the Indemnified Person exceed the amount of fees actually received by his or its affiliate or employer pursuant to such engagement. The relative benefits received or sought to be received by SOMNUS on the one hand and by MRA on the other shall be deemed to be in the same proportion as (i) the gross proceeds raised in the transactions subject to this Agreement bears to (ii) the fees paid or payable to MRA hereunder.

                                                                    CONFIDENTIAL

                                      MRA
                        MUSKET RESEARCH ASSOCIATES INC.

                                    SOMNUS
                             SCHEDULE A INVESTORS
                             --------------------

                                        Approved by  /s/ Stuart D. Edwards
                                                    ----------------------
                                        Date    6/13/96
                                             -----------------------------

INVESTORS ELIGIBLE FOR FULL MRA FEES



Easton Capital
Essex (Boston)
First Eagle
HPB
INVESCO
Iridian Asset Management
Kingdon Capital
Medical Venture Management AS
Rose & Co.
The Travelers Companies
Welch & Forbes
Westfield Capital
Zeisger Capital



and all parties and entities affiliated with any group listed above.




125 CAMBRIDGEPARK DRIVE - 1ST FLOOR - CAMBRIDGE, MA 02140 617-441-8800 FAX 617-441-0855

                                      MRA
                        MUSKET RESEARCH ASSOCIATES INC.

                           SOMNUS SCHEDULE INVESTORS


                                        Approved by  /s/ Stuart D. Edwards
                                                    ----------------------
                                        Date   9/5/96
                                              ----------------------------


INVESTORS ELIGIBLE FOR FULL MRA FEES


Easton Capital/ES Partners
Essex (Boston)
First Eagle
HPB
Elliot Hahn
Rob Hess
Steve Hochberg
INVESCO
Iridian Asset Management
Kingdon Capital
Frank Litvack
Patrick McBrayer
MedCap/ProMed
Medical Venture Management AS/Viking Medical Ventures
Moss Forest
Norwest
Och-Ziff
Rose & Co.
John Simon
Third Point Partners
The Travelers Companies
Welch & Forbes
Westfield Capital
Zesiger Capital



and all parties and entities affiliated with any group listed above.


125 CAMBRIDGEPARK DRIVE - 1ST FLOOR - CAMBRIDGE, MA 02140 617-441-8800 FAX 617-441-0855

                                  MRA

                    MUSKET RESEARCH ASSOCIATES INC.

                                                           Approved
                      SOMNUS SCHEDULE B INVESTORS         /s/ Stuart D. Edwards
                                                               9/5/96

Investors NOT Eligible for any MRA Fees


All existing Somnus investors

Joe Cifulillo
Hardwin Mead
Schwartz Communications
Dennis Sheehan




and all parties and entities affiliated with any group listed above.







           125 CAMBRIDGEPARK DRIVE - 1ST FLOOR - CAMBRIDGE, MA 02140
                       617-441-8600 - FAX 617-441-0855